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                                                                    Exhibit 99.1

                                   AFFIDAVIT

          I, Morris Weissman, being duly sworn, hereby depose and state:

          (i) I am Chairman of the Board and Chief Executive Officer of American Bank Note Holographics, Inc. (the "Company").

          (ii) The Company is presently a wholly owned subsidiary of American Banknote Company (the "Parent"). The Company intends to effect an underwritten initial public offering of all 13,636,000 shares of its outstanding common stock (the "Public Offering").

          (iii) Prior to the completion of the Public Offering, the Company and the Parent do not believe it is desirable for persons who are not stockholders or employees of the Company, the Parent or any of their respective subsidiaries or affiliates to be members of the Company's Board of Directors. At the time that the Company becomes a publicly-held company, the Company believes it will be appropriate to include "independent directors" on the Board of Directors of the Company and, in accordance with New York Stock Exchange listing requirements, will appoint persons to the Board of Directors of the Company to serve as "independent directors."

          (iv) Messrs. Stephen A. Benton, C. Gerald Goldsmith and Jeffrey S. Silverman have agreed to serve as directors of the Company after completion of the Public Offering. None of such persons is a stockholder or employee of the Company, the parent or any of their respective subsidiaries or affiliates.

          (v) Each of Stephen A. Benton, C. Gerald Goldsmith and Jeffrey S. Silverman has advised me that he is agreeable to serving as a director of the Company concurrent with the Public Offering, but will not consent to being named in the Registration Statement for the Public Offering as a person about to become a director because of his lack of involvement with the Registration Statement of the Company prior to the date of the completion of the Public Offering. As a result of the foregoing, I believe that such consent is impracticable.

                                                     /s/ Morris Weissman
                                                     ---------------------
                                                     Morris Weissman

Subscribed and sworn to before me
this 2nd day of July, 1998.


/s/ Patrick Reddy
-------------------------------
         Notary Public